SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment)

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                                                                       Maxim Series Fund, Inc.

(Name of Registrant As Specified In Its Charter)

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MAXIM SERIES FUND, INC.

Maxim High Yield Bond Portfolio

Executive Offices:	8515 East Orchard Road
Greenwood Village, Colorado 80111

Mailing Address:	P.O. Box 1700
Denver, Colorado 80201

PRELIMINARY INFORMATION STATEMENT

On December 12, 2006, Western Asset Management Company (“Western Asset” ) replaced Salomon Brothers Asset Management Inc. (“Salomon”) as the Sub-Adviser to the Maxim High Yield Bond Portfolio (the “Portfolio”), formerly known as the Maxim Salomon Brothers High Yield Bond Portfolio. At a meeting held on December 7, 2006, the Board of Directors of Maxim Series Fund, Inc. (the “Fund”), including a majority of the independent directors, considered and approved Western Asset as successor to Salomon as Sub-Adviser and voted to change the name of the Portfolio to its present name. These changes reflect a corporate reorganization of the investment management business of Legg Mason, Inc. (“Legg Mason”), of which Western Asset and Salomon are both subsidiaries.

As a result of the reorganization and change from Salomon to Western Asset, a new Sub-Advisory Agreement was entered into, effective December 12, 2006, by and between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC (“MCM”)), Western Asset, and the Fund. The Western Asset Sub-Advisory Agreement is the same in all substantive respects to the Salomon Sub-Advisory Agreement, with the exception of the effective date and the termination date. In approving the Western Asset Sub-Advisory Agreement, the Fund’s Board considered, among other things, that (i) no changes were expected in the personnel and day-to-day operations of the area responsible for management of the Portfolio, (ii) no changes were expected in the management of the Portfolio, (iii) no changes would result in either the advisory fees paid by the Portfolio to MCM or the sub-advisory fees paid by MCM to the Sub-Adviser, and (iv) MCM, as investment adviser to the Fund, recommended the change from Salomon to Western Asset. Under the Western Asset Sub-Advisory Agreement (as under the prior Sub-Advisory Agreement), MCM will pay the Sub-Adviser (Western Asset) a fee computed daily and paid monthly equal to .40% of the aggregate assets in the Portfolio.

MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company (“GWL&A”), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the “MCM Advisory Agreement”) dated December 5, 1997, as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the portfolios of the Fund. MCM has selected Western Asset to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the December 7, 2006 meeting.

The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about March 12, 2007.

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to December 1, 2005, Salomon operated as a subsidiary of Citigroup, Inc. On December 1, 2005, Legg Mason assumed control of substantially all of the asset management business of Citigroup, Inc., resulting in a change of control of the Portfolio’s Sub-Adviser. As required by the 1940 Act, this would have resulted in the automatic termination of the existing Salomon Sub-Advisory Agreement, dated July 16, 2004, as initially approved by the Fund’s Board of Directors on April 13, 2004. On September 14, 2005, the Board of Directors of the “Fund” approved a new Sub-Advisory Agreement between MCM, the Fund, and Salomon, as a wholly-owned subsidiary of Legg Mason, authorizing Salomon to continue to serve as the Sub-Adviser for the Portfolio. The Salomon Sub-Advisory Agreement was effective December 1, 2005. It provided, among other things, that Salomon, as the sub-adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objectives and policies of the Portfolio set forth in the Fund’s registration statement and any other policies established by the Board of Directors or MCM. In this regard, it was the responsibility of Salomon to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The Salomon Sub-Advisory Agreement stated that Salomon would provide, at its expense, all necessary investment, management and administrative facilities needed to carry out its duties, excluding brokerage expenses and pricing and bookkeeping services. For its services provided under the Sub-Advisory Agreement, Salomon was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below on page 4.

The Western Asset Sub-Advisory Agreement is the same in all substantive respects to the Salomon Sub-Advisory Agreement, with the exception of the effective date and the termination date. In approving the proposed services of Western Asset, MCM reviewed current performance of the Portfolio and considered various criteria in connection with the change of Sub-Advisers including: (1) the nature, extent and quality of services; (2) investment performance; (3) management fees and expenses; and (4) other factors such as Salomon’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of Western Asset, as the Sub-adviser of the Portfolio.

The Board of Directors then undertook to review the recommendation of MCM.

Nature, Extent and Quality of Services. The Board considered and concluded that it was satisfied with the nature, extent, and quality of services provided and to be provided by Western Asset. In this regard, the Board considered, among other things, Western Asset’s personnel, experience, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, obligation to consult as appropriate with MCM, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board considered that no changes were expected in the personnel and day-to-day operations of the area responsible for management of the Portfolio, and that no changes were expected in the management of the Portfolio, as a result of the corporate reorganization of Legg Mason’s investment management business. The Board also considered Western Asset’s reputation for management of their specific investment strategies, and Western Asset’s overall financial condition, technical resources, and operational capabilities. The Board also considered Western Asset’s practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for the Portfolio and procedures Western Asset uses for obtaining best execution for transactions in the Portfolio.

Investment Performance. The Board reviewed information regarding the performance of similar funds currently managed by Western Asset as well as similar funds managed by other companies and the peer group for the applicable asset class. The performance information included the annualized returns for the one-, three-, five-, and ten-year periods ended December 31, 2005, to the extent applicable, risk-weighted performance measures, and the Portfolio’s Morningstar category and overall ratings. Based on the information provided, the Board concluded that it was satisfied with the performance of Western Asset as compared against various benchmarks, as well as against similar funds currently managed by Western Asset and by other companies and against the peer group for the applicable asset class.

Management Fees and Expenses. The Board considered and reviewed the current management fees and expenses for the Portfolio, noting that the advisory fees paid to MCM would remain the same as in relation to the Salomon Sub-Advisory Agreement. The Board also considered and reviewed the current sub-advisory fees and new sub-advisory fees to be paid in relation to the Portfolio, noting that they would remain the same. In evaluating the management and sub-advisory fees in relation to entering into the Western Asset Sub-Advisory Agreement, the Board considered the fees payable by and the total expense ratios of similar funds managed by other advisers and similar funds managed by Western Asset. The Board also considered the Portfolio’s total expense ratio in comparison to the median expense ratio for all funds within the same Morningstar fund category as the Portfolio. Based on the information provided, the Board concluded that the total expenses of the Portfolio (including management fees) were within the range of fees paid by similar funds, and that the Portfolio’s expense ratio was near or below the median expense ratio for the applicable Morningstar fund category. With respect to the sub-advisory fees, it was noted that the rates payable by MCM to Western Asset were the result of arms-length negotiations since Western Asset is not an affiliate of MCM.

Other Factors. The Board also considered and reviewed questionnaires completed by Western Asset, Western Asset’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. The Board also took into account the fact that the Portfolio is used as a funding vehicle under variable life and annuity contracts offered by insurance companies affiliated with MCM and as funding vehicles under retirement plans for which affiliates of MCM may provide various retirement plan services.

INFORMATION ABOUT WESTERN ASSET

Western Asset, registered as an investment adviser under the Investment Advisers Act of 1940, is a California corporation, with its principal business address at 385 Colorado Blvd., Pasadena, California 91101. Western Asset is ultimately owned by Legg Mason, Inc.

Western Asset was established in 1971 and acts as investment adviser to institutional accounts, such as corporate pension plans, mutual funds and endowment funds.

Except as otherwise specified herein, all information about Western Asset in this Information Statement has been provided by Western Asset.

Directors and Principal Executive Officers of Western Asset

The tables below list the individuals who serve as directors and principal executive officers of Western Asset and their principal occupations. The address for all Western Asset personnel is 385 Colorado Blvd., Pasadena, California 91101, unless otherwise specified.

Board of Directors [To be filed with Definitive Information Statement]

Peter Wilby	Director
Michael Even	Director
Evan Merberg	Director

Principal Officers

Peter Wilby	Managing Director
Michael Rosenbaum	Chief Legal Officer
Andrew Beagley	Chief Compliance Officer

There are no arrangements or understandings made in connection with the Western Asset Sub-Advisory Agreement between MCM and Western Asset with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by Western Asset. Western Asset serves as investment adviser or sub-adviser to other investment company funds similar to the Portfolio. Western Asset has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table:

Fund	Net Assets as of 9/30/2006	Total Annual Fund Operating Expenses
[To be filed with Definitive Information Statement]

For its services provided under the Salomon Sub-Advisory Agreement, Salomon was paid by MCM a fee computed daily and paid monthly equal to .40% of the aggregate assets of the Portfolio. Western Asset will receive the same compensation under the Western Asset Sub-Advisory Agreement.

During the fiscal year ended December 31, 2005, MCM paid Salomon $508,226 for its sub-advisory services for the Portfolio pursuant to the Salomon Sub-Advisory Agreement. The compensation would have been the same had the Western Asset Sub-Advisory Agreement been in effect.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

The Western Asset Sub-Advisory Agreement provides that Western Asset, as the Sub-adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objectives and policies of the Portfolio set forth in the Fund’s current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of Western Asset to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The Western Asset Sub-Advisory Agreement states that Western Asset will provide, at its expense, all necessary investment, management and administrative facilities needed to carry out its duties under the Western Asset Sub-Advisory Agreement, excluding brokerage expenses and pricing and bookkeeping services. MCM pays Western Asset a fee computed daily and paid monthly as a percentage of average daily net asset value, as described above.

The Western Asset Sub-Advisory Agreement will remain in full force and effect through December 11, 2008 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of the Portfolio’s outstanding voting securities, and by a majority of Directors who are not “interested persons” of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The Western Asset Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of the Portfolio, or by Western Asset, in each case on 60 days’ written notice. As required by the 1940 Act, the Western Asset Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

The Western Asset Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Western Asset of its obligations and duties under the Western Asset Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the Western Asset Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Portfolio.

A copy of the Western Asset Sub-Advisory Agreement will be furnished, without charge, upon request to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 74743.

OTHER INFORMATION

The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. Shares of the Portfolio are sold to the Maxim Profile I and Maxim Profile II Portfolios (as an eligible underlying fund in a fund-of-funds structure), which Portfolios are also available as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. The separate accounts of GWL&A are referred to as the “Series Accounts.” Shares of the Portfolio may be sold to various Series Accounts of GWL&A, which are registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 Series Account to fund certain variable life insurance policies. FutureFunds Series Account II, TNE Series (k) Account and COLI VUL-7 Series Account of GWL&A are not registered with the SEC. On December 31, 2006, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser

MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement

Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Directors, directs the investments of each Portfolio of the Fund in accordance with its investment objectives, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios’ investments, compensates all officers of the Fund and all Directors who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

In addition, MCM, subject to the supervision of the Board of Directors, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Directors.

The MCM Advisory Agreement will remain in effect until May 1, 2007, and will continue in effect from year to year if approved annually by the Board of Directors including the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the Affected Portfolio.

MCM provides investment advisory services to various unregistered separate accounts of GWL&A. The principal occupation of the directors of MCM is as follows:

Name	Principal Occupation
Mitchell T.G. Graye	Executive Vice President and Chief Financial Officer of GWL&A
S. Mark Corbett	Senior Vice President, Investments, GWL&A
Wayne T. Hoffmann	Senior Vice President, Investments, GWL&A
Graham R. McDonald	Senior Vice President, Corporate Finance and Investment Operations, GWL&A
Douglas L. Wooden	Executive Vice President, Financial Services, GWL&A

Shareholders with an ownership interest of 5% or greater in the Maxim High Yield Bond Portfolio as of December 31, 2006 were:

Shareholder	Percentage
Maxim Moderate Profile II Portfolio	34.52%
FutureFunds II	17.29%
Maxim Conservative Profile II Portfolio	20.30%
Maxim Moderate Profile I Portfolio	8.32%
Maxim Moderately Aggressive Profile I Portfolio	7.90%

Broker Commissions

During the fiscal year ended December 31, 2006, no commissions were paid to brokers affiliated with Western Asset.

Principal Underwriter, Custodian

Greenwood Investments, LLC (“Greenwood”), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York serves as the Portfolio’s custodian.

Annual Report

The Fund will furnish, without charge, a copy of the most recent Annual Report and the most recent Semi-Annual Report to the shareholders of the Portfolio. Requests should be directed to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext.74743.

March 1, 2007